UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14C INFORMATION

Information Statement Pursuant to Section 14(c) of the
Securities Exchange Act of 1934

(Amendment No. 1)

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Filed by a Party other than the Registrant	[ ]

Check the appropriate box:

[ ]	Preliminary Information Statement
[ ]	Confidential, for Use of the Commission Only (as permitted by Rule 14c-5(d)(2))
[X]	Definitive Information Statement

VENERABLE VARIABLE INSURANCE TRUST
(Name of Registrant as Specified in its Charter)

Payment of Filing Fee (Check the appropriate box):

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[ ]	Fee paid previously with preliminary materials.

[ ]	Fee computed on table below per Exchange Act Rules 14c-5(g) and 0-11.

VENERABLE VARIABLE INSURANCE TRUST

1475 Dunwoody Drive, Suite 200

West Chester, Pennsylvania 19380

VENERABLE US LARGE CAP STRATEGIC EQUITY FUND

November 13, 2025

IMPORTANT NOTICE OF INTERNET AVAILABILITY OF INFORMATION
STATEMENT REGARDING A RECENT SUB-ADVISER CHANGE

An Information Statement regarding a recent investment sub-adviser change for the Venerable US Large Cap Strategic Equity Fund (the “Fund”), a series of Venerable Variable Insurance Trust (the “Trust”), is now available online for your review and information. We encourage you to access and review the Information Statement online using the instructions included in this Notice.

This Information Statement is for informational purposes only and no action is requested on your part. We are not asking you for a proxy, and please do not send us a proxy.

At an in-person meeting held on September 16, 2025, the Board of Trustees (the “Board”) of the Trust approved a non-discretionary sub-management agreement with Putnam Investment Management, LLC (“Putnam” or the “Non-Discretionary Sub-Adviser”), pursuant to which Putnam will serve as a non-discretionary investment sub-adviser to the Fund. Putnam has been allocated assets within the Fund by Venerable Investment Advisers, LLC (the “Adviser”), the Fund’s investment adviser. The Adviser will continuously monitor Putnam’s performance with respect to the allocated portion of the Fund’s assets, in addition to monitoring the Fund as a whole and other sub-advisers to the Fund.

This Notice is being provided to you in lieu of a paper copy of the Information Statement, as permitted under the terms of an exemptive order granted to the Adviser and the Trust by the U.S. Securities and Exchange Commission.

This Notice presents only a brief overview of the changes. The online Information Statement provides more complete information. The Information Statement will be available on the Fund’s website at https://docs.venerable.com/#/vvit-information-statement for at least 90 days after you receive this Notice.

A paper copy of the full Information Statement or other Fund-related information may be obtained, without charge, by calling (800) 366-0066 or by writing to Venerable Variable Insurance Trust, 1475 Dunwoody Drive, Suite 200, West Chester, PA 19380.

VENERABLE VARIABLE INSURANCE TRUST

1475 Dunwoody Drive, Suite 200

West Chester, Pennsylvania 19380

INFORMATION STATEMENT

VENERABLE US LARGE CAP STRATEGIC EQUITY FUND

I.	Background

Venerable Variable Insurance Trust (the “Trust”) is an open-end management investment company organized as a statutory trust under the laws of the State of Delaware. The Trust currently consists of 21 separate series. Shares of the Venerable US Large Cap Strategic Equity Fund (the “Fund”) and the Trust’s other series are available only through variable annuity contracts and variable life insurance policies sponsored by participating life insurance companies (“Variable Contracts”). The separate accounts of participating insurance companies are the record shareholders of the Fund while the owners of the underlying Variable Contracts (“Contract Owners”) are the beneficial owners of the Fund’s shares.

II.	Adviser’s Recommendation and the Board’s Consideration

Venerable Investment Advisers, LLC (the “Adviser”) serves as the investment adviser to the Fund. At a meeting held on September 16, 2025, the Fund’s Board of Trustees (the “Board” or the “Trustees”) including a majority of the Board members who are not interested persons of the Trust within the meaning of the Investment Company Act of 1940 (the “Independent Trustees”), upon the recommendation of the Adviser, unanimously approved a Non-Discretionary Sub-Management Agreement between the Adviser, Franklin Advisers, Inc., the Fund’s discretionary sub-adviser (“Franklin”), and Putnam Investment Management, LLC (“Putnam” or the “Non-Discretionary Sub-Adviser”).

In connection with its deliberations, the Board considered information requested on behalf of the Independent Trustees and prepared by the Adviser and Putnam, including memoranda and other materials, which were provided to the Trustees prior to and during the meeting. The information provided to the Trustees described, among other things, the services to be provided by Putnam; proposed fees; related performance information; and other matters. The Board considered that the Adviser had conducted extensive due diligence on Putnam from an investment management, operational, and compliance perspective. The Independent Trustees also met in executive session during the meeting to discuss the Non-Discretionary Sub-Management Agreement and review the information provided. The Independent Trustees were assisted by independent legal counsel prior to and during the meeting and during their deliberations regarding the Non-Discretionary Sub-Management Agreement.

In approving the Non-Discretionary Sub-Management Agreement, each Trustee, after considering all factors they deemed relevant, reached a determination, with the assistance of Independent Trustees’ counsel and fund counsel and through the exercise of their own business judgment, that the proposed fee payable to Putnam was fair and reasonable and that the approval of the Non-Discretionary Sub-Management Agreement was in the best interests of the Fund and its investors. In considering the Non-Discretionary Sub-Management Agreement, the Trustees did not identify any particular factor or information that was all-important or controlling, and each Trustee may have given different weights to different factors and, thus, each Trustee may have had a different basis for his or her decision.

Although the Board gave attention to all information provided, some of the primary factors the Board deemed relevant to its decision to approve the Non-Discretionary Sub-Management Agreement are discussed below.

Nature, Quality and Extent of Services

The Board evaluated the nature, quality and extent of the services proposed to be provided by Putnam to the Fund. The Board considered that, subject to the oversight of the Adviser and Franklin, Putnam would be responsible for providing Franklin with a model portfolio to implement based on certain investment guidelines for the Fund. The Board also considered the Adviser’s and Franklin’s familiarity with, and confidence in, Putnam, and the results of the Adviser’s due diligence.

Based on its review, the Board, including the Independent Trustees, determined, with respect to the Fund, that the nature, quality and extent of the services to be provided by Putnam were appropriate for the Fund in light of its investment objective and, thus, supported a decision to approve the Non-Discretionary Sub-Management Agreement.

Fee

The Board considered the proposed sub-management fee in light of the nature, quality and extent of the services proposed to be provided by Putnam. With respect to the Fund, the Board considered the relative levels of the sub-management fee to be paid to Putnam, the sub-advisory fee to be retained by Franklin, and the advisory fee to be retained by the Adviser, in light of, among other factors, the nature and extent of responsibilities retained, and risks assumed by the Adviser and not delegated to or assumed by Franklin or Putnam. The Board further noted that the Adviser or Franklin, and not the Fund, would pay Putnam and that the proposed sub-management fee was negotiated between Franklin and Putnam, with sign-off by the Adviser prior to submission to the Board for approval. Moreover, the Board noted that the Adviser believed that the fee agreed upon with Putnam was reasonable in light of the nature, quality and extent of the services to be provided. Based on its review, the Board, including the Independent Trustees, determined, with respect to the Fund, that the proposed sub-management fee for Putnam was fair and reasonable.

Fall-Out and Other Benefits

The Board also considered possible fall-out benefits and other types of benefits that could accrue to Putnam as a result of its relationship with the Fund, including greater exposure in the marketplace. The Board noted that Putnam could benefit indirectly from its relationship with the Fund, including through the reputation of being engaged by the Adviser and Franklin, and if Putnam included the Fund’s assets and performance record in composites it used, through an increased ability to obtain new investment advisory clients. The Board, including the Independent Trustees, determined that it would continue to review any “fall-out” and other benefits on an ongoing basis.

The Board discussed profitability and economies of scale as factors of consideration and determined that they were most relevant in the context of the Board’s consideration of the Investment Management Agreement between the Adviser and the Trust on behalf of the Fund and the aggregate advisory fee to be paid by the Fund.

Conclusion

Based on the Board’s deliberations and its evaluation of the information described above and other factors and information it believed relevant, the full Board, and the Independent Trustees voting separately, approved the Non-Discretionary Sub-Management Agreement for an initial two-year term.

III.	Information About the Non-Discretionary Sub-Management Agreement

The Non-Discretionary Sub-Management Agreement is dated September 22, 2025, and has an initial two-year term. Thereafter, continuance of the agreement will require the annual approval of the Board, including a majority of the Independent Trustees. The Non-Discretionary Sub-Management Agreement may be terminated, without the payment of any penalty: (i) at any time by the Adviser or the Trust upon written notice to the other parties to this Agreement; (ii) by Franklin upon ninety (90) days’ written notice to the Adviser and Putnam; (iii) by Putnam upon ninety (90) days’ written notice to the Adviser and Franklin; and (iv) immediately upon termination of the Investment Management Agreement between the Adviser and the Trust with respect to the Fund. The Non-Discretionary Sub-Management Agreement will terminate automatically in the event that it is assigned by any party.

The foregoing description is only a summary of the Non-Discretionary Sub-Management Agreement. A copy of the Non-Discretionary Sub-Management Agreement has been filed with the SEC and is accessible via the SEC’s website (www.sec.gov) through the EDGAR database.

IV.	Additional Information about Putnam

Putnam Investment Management, LLC is a wholly-owned subsidiary of Putnam U.S. Holdings I, LLC, which is a wholly-owned subsidiary of Templeton Worldwide, Inc., which is a wholly-owned subsidiary of Legg Mason, Inc., which is a wholly-owned subsidiary of Franklin Resources, Inc.

Putnam and its affiliates had assets under management of approximately $151.23 billion as of September 30, 2025.

The names and principal occupations of the principal executive officers and directors of Putnam are listed below. The address of each is 100 Federal Street, Boston, Massachusetts 02110.

Name	Principal Occupation
R. Shepherd Perkins	President
Lindsey H. Oshita	Chief Financial Officer
Thomas C. Merchant	Chief Legal Officer
James F. Clark	Chief Compliance Officer, Code of Ethics Officer, and Assistant Secretary
Sonal Desai	Executive Vice President
Thomas A. Meyers	Executive Vice President
Adam J. Petryk	Executive Vice President
Bjorn A. Davis	Deputy Chief Compliance Officer
Yaqub Ahmed	Senior Vice President
Steven P. McKay	Senior Vice President
Annie Thomen	Senior Vice President
Beth McAuley O’Malley	Vice President and Assistant Secretary
Leeor Avigdor	Treasurer
Stephen J. Tate	Secretary

No officer or director of the Trust is an officer, employee, director, general partner, or shareholder of Putnam.

Putnam does not serve as investment adviser (or sub-adviser) to any other mutual funds (or allocated portion thereof) that have substantially similar investment objectives as the Fund. Putnam will provide its investment recommendations in the form of investment models on a non-discretionary basis for sleeves of the Fund which Franklin will utilize in purchasing and selling securities for the Fund.

V.	Information about the Adviser and the Trust

Investment Adviser

Venerable Investment Advisers, LLC (the “Adviser”) serves as the investment adviser to the Fund and is located at 1475 Dunwoody Drive, Suite 200, West Chester, Pennsylvania 19380.

For the fiscal year ended December 31, 2024, the Fund paid the Adviser $7,200,295, for investment advisory services. For the semi-annual period ended June 30, 2025, the Fund paid the Adviser $10,440,297, for investment advisory services.

Principal Underwriter and Distributor

Russell Investments Financial Services, LLC, serves as the distributor to the Fund and is located at 1301 Second Avenue, 18th Floor, Seattle, Washington 98101.

Broker-Dealers Affiliated with the Investment Adviser

The Adviser has no affiliated broker-dealers.

Payments of Commissions to Affiliated Broker-Dealers

For the fiscal year ended December 31, 2024, the Fund paid no commissions to any affiliated broker-dealer.

Administrator

The Adviser serves as the administrator of the Fund.

Outstanding Shares

As of September 30, 2025, the Fund’s outstanding shares were 186,611,885.638 for Class V shares and 56,212,404.777 for Class I shares.

Because the Fund is available as an investment for Variable Contracts offered by certain life insurance companies, the insurance companies could be deemed to control the voting securities of the Fund (i.e., by owning more than 25%). However, an insurance company would exercise voting rights attributable to any Fund shares that it owns (directly or indirectly) in accordance with, and in proportion to, voting instructions received by owners of the Variable Contracts. A small number of Contract Owners could therefore determine whether the Fund’s proposals are approved.

Ownership of Shares

Venerable Insurance and Annuity Company, located at 1475 Dunwoody Drive, Suite 200, West Chester, Pennsylvania 19380, may be deemed to be a control person with respect to the Fund by virtue of its ownership of a substantial majority of the Fund’s shares as of September 30, 2025. Shareholders owning more than 25% of the outstanding shares of the Fund may be able to determine the outcome of most issues that are submitted to shareholders for a vote.

As a “series” type of mutual fund, the Trust issues separate series of shares of beneficial interest with respect to each series of the Trust. The Fund functions as a separate fund issuing separate classes of stock. Because of current federal securities law requirements, the Fund expects that its shareholders will offer Variable Contract holders the opportunity to instruct shareholders as to how shares allocable to Variable Contract holders will be voted with respect to certain matters, such as approval of investment advisory agreements.

To the Trust’s knowledge, as of September 30, 2025, there were no Variable Contract holders entitling such persons to give voting instructions regarding more than 25% of the outstanding shares of the Fund.

To the Trust’s knowledge, as of September 30, 2025, there were no Variable Contract holders entitling such persons to give voting instructions regarding 5% or more of the outstanding shares of any class of the Fund.

To the Trust’s knowledge, as of September 30, 2025, the following series of the Trust owned shares of record in the Fund entitling such series of the Trust to give voting instructions regarding 5% or more of the outstanding shares of a class of the Fund.

Name and Address	Class	Percent of Fund/Class
Venerable Moderate Allocation Fund 1475 Dunwoody Drive, Suite 200 West Chester, Pennsylvania 19380	I	100%

As of September 30, 2025, to the Trust’s knowledge, the trustees and officers of the Trust as a group beneficially owned less than 1% of the Fund’s outstanding shares.

VI.	Other Information

Householding

If you have requested a paper copy of this Information Statement, only one copy will be mailed to a single household, even if more than one person in the household is a Fund shareholder of record, unless the Fund has received instructions to the contrary. To make changes to your householding arrangement, please contact the Fund by calling 1-800-366-0066 or by writing to the Fund at Venerable Variable Insurance Trust, 1475 Dunwoody Drive, Suite 200, West Chester, PA 19380.

Annual/Semi-Annual Reports

Shareholders can obtain a copy of the Fund’s most recent Annual Report and Semi-Annual Report, if applicable, by visiting https://docs.venerable.com/#/venerable-variable-insurance-trust, by calling 1-800-366-0066, or by writing to the Fund at Venerable Variable Insurance Trust, 1475 Dunwoody Drive, Suite 200, West Chester, PA 19380. Paper copies of such reports will be provided free of charge.